EXHIBIT 8.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]                 Clifford Chance US LLP

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                                                       New York NY 10166 0153

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                                                       www.cliffordchance.com

June 27, 2003

MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, NY  10022

Re:   REIT Status of MFA Mortgage Investments, Inc.

Ladies and Gentlemen:

We have acted as counsel to MFA Mortgage Investments, Inc., a Maryland corporation (the "Company"), in connection with a registration statement (the "Registration Statement") on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to possible offerings from time to time by the Company of: (1) its common stock, par value $.01 per share (the "Common Stock"); and (2) its preferred stock par value $.01 per share (the "Preferred Stock," collectively with the Common Stock, the "Securities") at initial offering prices which will not exceed in total $500,000,000.

In rendering the opinion expressed herein, we have examined and, with your permission, relied on the following items:

1. the opinion of Kutak Rock LLP (the "Kutak Opinion"), dated February 25, 2002, regarding the qualification of the Company as a real estate investment trust ("REIT") for its taxable year ended December 31, 1998 through the date of such opinion;

2. a reliance letter addressed to us from Kutak Rock LLP allowing us to rely on the Kutak Opinion for purposes of rendering this opinion with respect to the Company's taxable years ended prior to February 25, 2002;

3. a Certificate of Representations, (the "Certificate of Representations") dated as of the date hereof, provided to us by the Company and Retirement Centers Corporation ("RCC");

4. the Registration Statement; and

5. such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.


                                   Exh. 8.1-1

MFA Mortgage Investments, Inc.
June 27, 2003

                                                                          Page 2

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the Company and RCC at all times have operated in accordance with the method of operation described in their organizational documents, and (vii) no action will be taken following the Offering that is inconsistent with the Company's status as a REIT for any period prior or subsequent to the Offering.

For purposes of rendering the opinion stated below, we have assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations provided to us by the Company and RCC. These representations generally relate to the classification and operation of the Company as a REIT and to the organization and operation of the Company and RCC. In rendering the opinion stated below, with your consent, we have also relied on, and assumed the accuracy of, and our opinion is therefore limited by, the Kutak Opinion with respect to the qualification of the Company as a REIT for all of its taxable years ended on or prior to December 31, 2001.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that commencing with its taxable year ended December 31, 1998, the Company was organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its method of operation as described in the Registration Statement and as set forth in the Certificate of Representations has enabled it to meet the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation as described in the Registration Statement and the Certificate of Representations will enable the Company to continue to so qualify. To the extent that the foregoing opinion refers to any period beginning prior to January 1, 2002, it is based solely on the Kutak Opinion (which we have relied upon with your express permission).

The opinion stated above represent our conclusion as to the application of federal income tax laws existing as of the date of this letter and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion.

The opinion set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, the Company's qualification and taxation as a REIT depended and depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Certificate of Representations and the Kutak Opinion.


                                   Exh. 8.1-2
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MFA Mortgage Investments, Inc.
June 27, 2003
                                                                          Page 3

The opinion set forth in this letter is (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof and (iii) rendered by us solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express permission.

Very truly yours,

/s/Clifford Chance US LLP


                                   Exh. 8.1-3